Exhibit 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: JAMES W. CORNELSEN
December 4, 2015	PRESIDENT AND CHIEF EXECUTIVE OFFICER
(301) 430-2530

Old Line Bancshares Completes Acquisition of Regal Bancorp, Inc.; Combined Total Assets Exceed $1.4 Billion with 23 Branch Network

BOWIE, Md., December 4, 2015 -- Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, today announced the completion of its acquisition of Regal Bancorp, Inc., the parent company of Regal Bank & Trust.

The combination of Old Line Bank (”Old Line”) and Regal Bank & Trust (“Regal”) strengthens Old Line’s status as the third largest independent commercial bank based in Maryland, with assets of more than $1.4 billion and 23 full service branches serving eight Maryland counties. The combination facilitates Old Line’s entry into the attractive markets of Baltimore County and Carroll County where Regal’s banking team will have access to an enhanced lending capacity and product set to serve larger commercial customers in the market. Old Line will also bring its residential lending capabilities to the markets currently served by Regal.

"We are excited about the opportunities created by this combination and we believe that our approach to relationship banking will be well received in the Baltimore County and Carroll County markets" said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc.

The aggregate merger consideration was approximately $7.0 million, including the redemption of Regal Bancorp, Inc. preferred stock, and was funded through a combination of cash and issuance of 230,633 shares of Old Line Bancshares, Inc. common stock.

Old Line Bancshares, Inc. is the surviving parent entity, and Regal has merged with and into Old Line, with Old Line being the surviving bank.

Ambassador Financial Group, Inc. acted as financial adviser to Old Line Bancshares and Ober, Kaler, Grimes & Shriver, a Professional Corporation, acted as its legal counsel. Feldman Financial Advisors, Inc. acted as financial advisor and provided the fairness opinion to Regal Bancorp and Kilpatrick Townsend & Stockton LLP acted as its legal counsel.

Old Line Bancshares, Inc. is the parent company of Old Line, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line now has 23 branches located in its primary market area of suburban Maryland counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.